Exhibit 99.1
Air Lease Corporation Announces Third Quarter 2022 Results
Los Angeles, California, November 3, 2022 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and nine months ended September 30, 2022.
“Global passenger traffic, along with airline revenue trends and yields, remain on a solid recovery path with little sign of abatement despite global economic and geopolitical factors. Lease demand continues to accelerate, and we are in a good position looking forward with our valuable remaining delivery positions,” said John L. Plueger, Chief Executive Officer and President.

“Our strong balance sheet, young fleet, and attractive order book are once again proving to be the right combination in today’s world for our airline customers. Reflecting this confidence, I am pleased to announce that our Board of Directors has authorized an increase in our quarterly common stock dividend to $0.20 per share, representing the 10th increase and 40th consecutive dividend payment since the founding of ALC,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

Third Quarter 2022 Results
The following table summarizes our operating results for the three and nine months ended September 30, 2022 and 2021 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	$ change	% change	2022	2021	$ change	% change
Revenues	$561.3	$524.5	$36.8	7.0%	$1,715.7	$1,491.2	$224.5	15.1%
Operating expenses	(423.5)	(390.0)	(33.5)	8.6%	(1,232.3)	(1,138.6)	(93.7)	8.2%
Write-off of Russian fleet	—	—	—	—%	(802.4)	—	(802.4)	100.0%
Income/(loss) before taxes	137.8	134.5	3.3	2.5%	(318.9)	352.6	(671.5)	(190.4)%
Net income/(loss) attributable to common stockholders	$100.0	$100.0	$—	—%	$(273.6)	$265.8	$(539.4)	(202.9)%
Diluted earnings/(loss) per share	$0.90	$0.87	$0.03	3.4%	$(2.45)	$2.32	$(4.77)	(205.6)%
Adjusted net income before income taxes(1)	$146.3	$146.5	$(0.2)	(0.1)%	$501.7	$389.5	$112.2	28.8%
Adjusted diluted earnings per share before income taxes(1)	$1.32	$1.28	$0.04	3.1%	$4.47	$3.40	$1.07	31.5%

Key Financial Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Pre-tax margin	24.6%	25.7%	(18.6)%	23.6%
Pre-tax return on common equity (trailing twelve months)	(2.9)%	8.0%	(2.9)%	8.0%
Adjusted pre-tax margin(1)	26.1%	27.9%	29.2%	26.1%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	12.0%	9.1%	12.0%	9.1%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, such as write-offs of our Russian fleet, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•Took delivery of 14 aircraft from our new order pipeline, representing $843 million in aircraft investments, ending the period with over $28 billion in total assets.
•As of September 30, 2022, we had 405 aircraft in our owned fleet, with a net book value of $23.9 billion, a weighted average age of 4.5 years and a weighted average lease term remaining of 7.0 years.
•Placed 99% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2023 and have placed 58% of our entire orderbook.
•Ended the quarter with $30.9 billion in committed minimum future rental payments consisting of $15.1 billion in contracted minimum rental payments on the aircraft in our existing fleet and $15.8 billion in minimum future rental payments related to aircraft on order.
•Increased our quarterly cash dividend by approximately 8.1%, from $0.185 per share to $0.20 per share of our outstanding Class A common stock. The next quarterly dividend of $0.20 per share will be paid on January 10, 2023 to holders of record of our common stock as of December 16, 2022.

Financial Overview
Our total revenues for the three months ended September 30, 2022 increased by 7.0% to $561.3 million as compared to the three months ended September 30, 2021. The increase in total revenues was primarily driven by the continued growth in our fleet, significantly lower lease restructuring losses and higher aircraft sales, trading and other revenue, offset by the loss of rental revenue from the termination of our leasing activities in Russia and cash basis accounting. The increase in aircraft sales, trading and other revenue was primarily due to $11.6 million in gains from the sale of one aircraft and four sales-type lease transactions for the three months ended September 30, 2022. Our net income attributable to common stockholders for the three months ended September 30, 2022 was $100.0 million, or $0.90 per diluted share compared to $100.0 million, or $0.87 per diluted share, for the three months ended September 30, 2021. We recorded adjusted net income before income taxes during the three months ended September 30, 2022 of $146.3 million or $1.32 per adjusted diluted share as compared to $146.5 million or $1.28 per adjusted diluted share for the three months ended September 30, 2021. Net income attributable to common stockholders and adjusted net income before income taxes remained in-line with the prior year period, primarily due to increases in interest, depreciation and selling, general and administrative expenses which partially offset the revenue increases discussed above.

Flight Equipment Portfolio
As of September 30, 2022 the net book value of our fleet increased to $23.9 billion, compared to $22.9 billion as of December 31, 2021. As of September 30, 2022, we owned 405 aircraft in our aircraft portfolio, comprised of 297 narrowbody aircraft and 108 widebody aircraft, and we managed 87 aircraft. The weighted average fleet age and weighted average remaining lease term of our fleet as of September 30, 2022 was 4.5 years and 7.0 years, respectively. We have a globally diversified customer base of 115 airlines in 61 countries.

The following table summarizes the key portfolio metrics of our fleet as of September 30, 2022 and December 31, 2021:

	September 30, 2022		December 31, 2021
Net book value of flight equipment subject to operating lease	$23.9	billion	$22.9	billion
Weighted-average fleet age(1)	4.5 years		4.4 years
Weighted-average remaining lease term(1)	7.0 years		7.2 years

Owned fleet	405		382
Managed fleet	87		92
Aircraft on order	412		431
Total	904		905

Current fleet contracted rentals	$15.1	billion	$14.8	billion
Committed fleet rentals	$15.8	billion	$16.1	billion
Total committed rentals	$30.9	billion	$30.9	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.

The following table details the regional concentration of our flight equipment subject to operating leases:

	September 30, 2022	December 31, 2021
Region	% of Net Book Value	% of Net Book Value
Europe	31.9%	32.5%
Asia (excluding China)	28.7%	26.0%
China	11.9%	12.8%
The Middle East and Africa	9.5%	10.7%
Central America, South America, and Mexico	7.8%	6.8%
U.S. and Canada	6.5%	7.2%
Pacific, Australia, and New Zealand	3.7%	4.0%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	September 30, 2022		December 31, 2021
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-300	2	0.5%	—	0.0%
Airbus A319-100	1	0.2%	1	0.3%
Airbus A320-200	28	6.9%	31	8.1%
Airbus A320-200neo	26	6.4%	23	6.0%
Airbus A321-200	24	5.9%	26	6.8%
Airbus A321-200neo	73	18.0%	69	18.1%
Airbus A330-200	13	3.2%	13	3.4%
Airbus A330-300	5	1.2%	8	2.1%
Airbus A330-900neo	14	3.5%	9	2.4%
Airbus A350-900	13	3.3%	12	3.1%
Airbus A350-1000	6	1.5%	5	1.3%
Boeing 737-700	4	1.0%	4	1.0%
Boeing 737-800	83	20.5%	88	23.0%
Boeing 737-8 MAX	44	10.9%	28	7.3%
Boeing 737-9 MAX	11	2.8%	7	1.8%
Boeing 777-200ER	1	0.2%	1	0.3%
Boeing 777-300ER	24	5.9%	24	6.3%
Boeing 787-9	26	6.4%	26	6.8%
Boeing 787-10	6	1.5%	6	1.6%
Embraer E190	1	0.2%	1	0.3%
Total (1)	405	100.0%	382	100.0%

(1) As of September 30, 2022, we had four aircraft classified as flight equipment held for sale. As of December 31, 2021, we did not have any flight equipment classified as held for sale.

Debt Financing Activities
We ended the third quarter of 2022 with total debt financing, net of discounts and issuance costs, of $18.8 billion. As of September 30, 2022, 87.0% of our total debt financing was at a fixed rate and 99.3% was unsecured. As of September 30, 2022, our composite cost of funds was 2.85%. We ended the third quarter with total liquidity of $6.7 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions):

	September 30, 2022	December 31, 2021
Unsecured
Senior notes	$17,064	$16,892
Revolving credit facility	1,570	—
Term financings	187	167
Total unsecured debt financing	18,821	17,059
Secured
Term financings	117	127
Export credit financing	13	18
Total secured debt financing	130	145

Total debt financing	18,951	17,204
Less: Debt discounts and issuance costs	(182)	(182)
Debt financing, net of discounts and issuance costs	$18,769	$17,022
Selected interest rates and ratios:
Composite interest rate(1)	2.85%	2.79%
Composite interest rate on fixed-rate debt(1)	2.86%	2.90%
Percentage of total debt at a fixed-rate	87.0%	94.8%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on November 3, 2022 at 4:30 PM Eastern Time to discuss the Company's financial results for the third quarter of 2022.
Investors can participate in the conference call by dialing 1 (888) 660-6652 domestic or 1 (647) 362-9199 international. The passcode for the call is 5952437.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on November 3, 2022 until 7:30 PM ET on November 10, 2022. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 5952437.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease Corporation and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease Corporation routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease Corporation's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, including the impact of Russia’s invasion of Ukraine and the impact of sanctions imposed on Russia, our access to the capital markets, the impact of lease deferrals and other accommodations, aircraft delivery delays and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery;
•the extent to which the Russian invasion of Ukraine and the impact of sanctions imposed by the United States, European Union, United Kingdom and others affect our business, including our efforts to pursue insurance claims to recover losses related to aircraft detained in Russia, the exclusion of Russia, Ukraine and Belarus from the insurance policies that we separately purchase for our owned fleet, and the ability of our lessees to comply with their obligations to maintain insurance policies that cover their operations;
•the extent to which the COVID-19 pandemic impacts our business;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, rising inflation, appreciation of the U.S. Dollar, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021, “Part II — Item 1A. Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Cash and cash equivalents	$1,101,844	$1,086,500
Restricted cash	15,124	21,792
Flight equipment subject to operating leases	28,656,269	27,101,808
Less accumulated depreciation	(4,727,410)	(4,202,804)
	23,928,859	22,899,004
Deposits on flight equipment purchases	1,493,041	1,508,892
Other assets	1,685,103	1,452,534
Total assets	$28,223,971	$26,968,722
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$604,327	$611,757
Debt financing, net of discounts and issuance costs	18,769,057	17,022,480
Security deposits and maintenance reserves on flight equipment leases	1,235,704	1,173,831
Rentals received in advance	149,923	138,816
Deferred tax liability	936,526	1,013,270
Total liabilities	$21,695,537	$19,960,154
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,600,000 (aggregate liquidation preference of $850,000) shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	$106	$106
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 110,892,097 and 113,987,154 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1,109	1,140
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,250,169	3,399,245
Retained earnings	3,274,113	3,609,885
Accumulated other comprehensive loss	2,937	(1,808)
Total shareholders’ equity	$6,528,434	$7,008,568
Total liabilities and shareholders’ equity	$28,223,971	$26,968,722

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)
Revenues
Rental of flight equipment	$541,397	$519,535	$1,653,223	$1,439,674
Aircraft sales, trading and other	19,937	4,974	62,469	51,539
Total revenues	561,334	524,509	1,715,692	1,491,213

Expenses
Interest	122,348	114,659	358,621	346,244
Amortization of debt discounts and issuance costs	13,162	12,571	39,772	37,109
Interest expense	135,510	127,230	398,393	383,353

Depreciation of flight equipment	242,503	224,960	713,095	651,742
Write-off of Russian fleet	—	—	802,352	—
Selling, general and administrative	39,718	31,082	110,993	84,682
Stock-based compensation expense	5,764	6,692	9,799	18,800
Total expenses	423,495	389,964	2,034,632	1,138,577
Income/(loss) before taxes	137,839	134,545	(318,940)	352,636
Income tax (expense)/benefit	(27,458)	(27,208)	76,606	(67,785)
Net income/(loss)	$110,381	$107,337	$(242,334)	$284,851
Preferred stock dividends	(10,425)	(7,331)	(31,275)	(19,010)
Net income/(loss) attributable to common stockholders	$99,956	$100,006	$(273,609)	$265,841

Earnings/(Loss) per share of common stock:
Basic	$0.90	$0.88	$(2.45)	$2.33
Diluted	$0.90	$0.87	$(2.45)	$2.32
Weighted-average shares outstanding
Basic	110,892,097	114,122,512	111,874,002	114,071,951
Diluted	111,090,133	114,381,621	111,874,002	114,415,169

Other financial data
Pre-tax margin	24.6%	25.7%	(18.6)%	23.6%
Pre-tax return on common equity (trailing twelve months)	(2.9)%	8.0%	(2.9)%	8.0%
Adjusted net income before income taxes(1)	$146,340	$146,477	$501,708	$389,535
Adjusted diluted earnings per share before income taxes(1)	$1.32	$1.28	$4.47	$3.40
Adjusted pre-tax margin(1)	26.1%	27.9%	29.2%	26.1%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	12.0%	9.1%	12.0%	9.1%
(1)Adjusted net income before income taxes (defined as net income/(loss) attributable to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, such as write-offs of our Russian fleet, that are not expected to continue in the future and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income/(loss)

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

attributable to common stockholders, pre-tax margin, earnings/(loss) per share, diluted earnings/(loss) per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$99,956	$100,006	$(273,609)	$265,841
Amortization of debt discounts and issuance costs	13,162	12,571	39,772	37,109
Write-off of Russian fleet	—	—	802,352	—
Stock-based compensation expense	5,764	6,692	9,799	18,800
Income tax expense/(benefit)	27,458	27,208	(76,606)	67,785
Adjusted net income before income taxes	$146,340	$146,477	$501,708	$389,535

Denominator for adjusted pre-tax margin:
Total revenues	$561,334	$524,509	$1,715,692	$1,491,213
Adjusted pre-tax margin(a)	26.1%	27.9%	29.2%	26.1%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$99,956	$100,006	$(273,609)	$265,841
Amortization of debt discounts and issuance costs	13,162	12,571	39,772	37,109
Write-off of Russian fleet	—	—	802,352	—
Stock-based compensation expense	5,764	6,692	9,799	18,800
Income tax expense/(benefit)	27,458	27,208	(76,606)	67,785
Adjusted net income before income taxes	$146,340	$146,477	$501,708	$389,535

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	111,090,133	114,381,621	111,874,002	114,415,169
Potentially dilutive securities, whose effect would have been anti-dilutive	—	—	329,947	—
Adjusted weighted-average diluted common shares outstanding	111,090,133	114,381,621	112,203,949	114,415,169
Adjusted diluted earnings per share before income taxes(b)	$1.32	$1.28	$4.47	$3.40

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by adjusted weighted-average diluted common shares outstanding
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended September 30,
	2022	2021
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net (loss)/income attributable to common stockholders to adjusted net income before income taxes):
Net (loss)/income attributable to common stockholders	$(131,292)	$373,090
Amortization of debt discounts and issuance costs	53,284	48,474
Write-off of Russian fleet	802,352	—
Stock-based compensation expense	17,515	21,472
Income tax (benefit)/expense	(40,008)	94,513
Adjusted net income before income taxes	$701,851	$537,549

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$6,033,783	$5,727,323
Common shareholders' equity as of end of the period	$5,678,434	$6,033,783
Average common shareholders' equity	$5,856,109	$5,880,553

Adjusted pre-tax return on common equity(c)	12.0%	9.1%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2022	2021
	(unaudited)
Operating Activities
Net (loss)/income	$(242,334)	$284,851
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation of flight equipment	713,095	651,742
Write-off of Russian fleet	802,352	—
Stock-based compensation expense	9,799	18,800
Deferred taxes	(78,035)	64,931
Amortization of discounts and debt issuance costs	39,772	37,109
Amortization of prepaid lease costs	34,734	33,603
Gain on aircraft sales, trading and other activity	(85,616)	(1,184)
Changes in operating assets and liabilities:
Other assets	(243,109)	(148,982)
Accrued interest and other payables	(8,354)	(7,283)
Rentals received in advance	16,259	(4,199)
Net cash provided by operating activities	958,563	929,388
Investing Activities
Acquisition of flight equipment under operating lease	(2,166,317)	(1,670,203)
Payments for deposits on flight equipment purchases	(428,424)	(303,856)
Proceeds from aircraft sales, trading and other activity	42,043	2,042
Acquisition of aircraft furnishings, equipment and other assets	(162,897)	(178,359)
Net cash used in investing activities	(2,715,595)	(2,150,376)
Financing Activities
Issuance of common stock upon exercise of options	—	1,438
Cash dividends paid on Class A common stock	(62,738)	(54,737)
Common shares repurchased	(150,000)	(5,780)
Net proceeds from preferred stock issuance	—	295,428
Cash dividends paid on preferred stock	(31,275)	(19,010)
Tax withholdings on stock-based compensation	(8,903)	(7,441)
Net change in unsecured revolving facilities	1,570,000	—
Proceeds from debt financings	1,497,615	3,655,830
Payments in reduction of debt financings	(1,327,146)	(2,585,652)
Debt issuance costs	(5,855)	(9,688)
Security deposits and maintenance reserve receipts	308,637	112,155
Security deposits and maintenance reserve disbursements	(24,627)	(25,654)
Net cash provided by financing activities	1,765,708	1,356,889
Net decrease in cash	8,676	135,901
Cash, cash equivalents and restricted cash at beginning of period	1,108,292	1,757,767
Cash, cash equivalents and restricted cash at end of period	$1,116,968	$1,893,668
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $29,335 and $38,265 at September 30, 2022 and 2021, respectively	$442,461	$428,349
Cash paid for income taxes	$5,808	$2,739
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$596,021	$663,072
Cash dividends declared on common stock, not yet paid	$20,515	$18,263